EXHIBIT 99.2

COMMUNITY BANCORP.

DIVIDEND REINVESTMENT PLAN TERMINATION OF PARTICIPATION

      I/We direct Community National Bank (the "Bank") as my/our agent under the Community Bancorp. Dividend Reinvestment Plan (the "Plan") to (1) terminate my/our participation in the Plan immediately or as soon thereafter as practicable; (2) to issue to me/us a stock certificate for the number of whole shares held in my/our Plan account as of the date of termination; (3) remit any payment to me/us in cash for any fractional share; and (4) deliver to me/us all stock certificates (if any) that I/we have previously delivered to the Bank for safekeeping, all in accordance with the terms and provisions of the Plan.

Shareholder	Date

Shareholder	Date

Shareholder	Date

Please sign exactly as the name(s) appear(s) on the Plan account. All joint owners must sign. When signing as attorney, executor administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Print Name(s)

To terminate participation in the Plan, please sign, date and mail this card to Community National Bank, P.O. Box 259, Derby, Vermont 05829, Attn: Shareholder Services.

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